Exhibit 5.1

Painreform Ltd.
65 Yigal Alon St.
Tel Aviv, 6744316
Israel

Ladies and Gentlemen,

Re: REGISTRATION STATEMENT ON FORM F-3

We have acted as Israeli counsel to Painreform Ltd. (the “Company”), a company organized under the laws of the State of Israel. As such, we have participated in the preparation of the Company’s registration statement on Form F-3 (the “Registration Statement”) relating to the registration under the United States Securities Act of 1933, as amended, of the offering for resale by the selling shareholders listed therein of up 968,545 ordinary shares, par value NIS 0.30 per share of Company (the “Warrant Shares”), consisting of (i) 935,792 ordinary shares issuable upon the exercise of warrants issued in a private placement pursuant to a certain inducement offer letter agreement in December 2023, (the “New Warrants”), and (ii) 32,753 ordinary shares issuable upon the exercise of placement agent warrants issued in connection with the New Warrants offering (the “Placement Agent Warrants” and together with the New Warrants, the ”Warrants”).

As counsel to the Company in Israel, we have examined copies of the Articles of Association, as amended, of the Company and such corporate records, instruments, and other documents relating to the Company and such matters of law as we have considered necessary or appropriate for the purpose of rendering this opinion. In such examination, we have assumed inter alia the genuineness of each signature (other than the signatures of the officers of the Company), the completeness of each document submitted to us, the authenticity of each document reviewed by us as an original, the conformity to the original of each document reviewed by us as a copy and the authenticity of the original of each document received by us as a copy and the accuracy on the date stated in all governmental certifications of each statement as to each factual matter contained in such governmental certifications.

 Based on the foregoing, we advise you that in our opinion, the Warrant Shares are duly authorized, and when so issued in accordance with the Warrants will be legally issued, fully-paid and non-assessable.

We are members of the Bar of the State of Israel, we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of the State of Israel as the same are in force on the date hereof and we have not, for the purpose of giving this opinion, made any investigation of the laws of any other jurisdiction. Special rulings of authorities administering any of such laws or opinions of other counsel have not been sought or obtained by us in connection with rendering the opinions expressed herein. In addition, we express no opinion as to any documents, agreements or arrangements other than those subject to the laws of the State of Israel, if any. Without limiting the generality of the foregoing, we are not experts on, and we do not express any opinion on any applicable laws, rules and regulations relating to patents, copyrights, trademarks, other proprietary rights and licenses and FDA and other regulatory requirements.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm appearing under the caption “Legal Matters” and “Enforceability of Civil Liabilities” in the prospectus forming part of the Registration Statement In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the U.S. Securities and Exchange Commission.

Sincerely,

/s/ Doron, Tikotzky, Kantor, Gutman, Amit Gross & Co
Advocates & Notaries